Exhibit 10.2

Via Electronic Mail

Carter Pate

Re:	Interim Chief Executive Officer & President

Dear Carter:

You have agreed to serve as Interim Chief Executive Officer and President (“Interim CEO”) of Providence Service Corporation (the “Company”) during the Company’s search for a permanent Chief Executive Officer and President. This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO and is effective as of November 15, 2017 (the “Effective Date”).

1.     Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”) and will have such authority to perform such duties, discharge such responsibilities and render services as are customary for the person serving as chief executive officer of a public company of a similar size, and as are reasonably designated from time to time by the Board. The principal work place is the Company’s headquarters in Stamford, Connecticut. You will be expected to be physically present at the Company’s headquarters or other Company office location at least two days every other week and will be required to travel as needed in connection with the role otherwise you will provide your services from your Dallas location subject to reasonable vacation days. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date or to replace one or more of such board or committee positions with new positions (so long as no conflict of interest is created) and to complete your existing strategy consulting assignment which assignment will be completed by December 31, 2017.

2.     Term. From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company (the “Term”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without cause with thirty (30) days’ advance notice or earlier as may be necessary to comply with any law or court order.

3.     Compensation and Benefits. During the Term, the Company will pay you at the annualized salary rate of $700,000 per year, payable in substantially equal installments in accordance with the Company’s regular payroll schedule plus a monthly amount of $1,177.04 which represents the amount paid by the Company for insurance benefits provided for the former CEO of the Company including, as applicable, health, dental, life, vision and disability benefits. The Company, in the sole and absolute discretion of the Compensation Committee of the Board, may award you a performance-based bonus based on criteria and in an amount determined by the Compensation Committee of the Board. During the Term, unless the Compensation Committee of the Board otherwise determines in its sole and absolute discretion and to the extent consistent with applicable law, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s senior officers (collectively, the “Senior Officer Plans”), and you will not be eligible to participate in any other Company compensation or employee benefit plan, program, agreement or policy (collectively with the Senior Officer Plans, the “Plans”), except as otherwise required by applicable regulations or as set forth in this Agreement. In addition, you hereby waive, relinquish and forever release the Company and the respective Plans from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof.

4.     Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, and will provide you with temporary housing in Stamford, Connecticut during the Term, in accordance with applicable Company policies and guidelines as modified by this Agreement. Notwithstanding the foregoing, the Company will reimburse you for the expenses associated with your stays at the Marriott hotel in Stamford, Connecticut, or other similar hotels if you travel to other locations or if it is not available, and you will be reimbursed for the cost of the least expensive first-class airfare for flights you will be required to take in connection with your performance of services as Interim CEO on behalf of the Company including, but not limited to, travel to and from Stamford, Connecticut and other locations. Your reimbursable expenses shall include, but not be limited to, cell phone service, Wi-Fi on airlines, ground transportation, meals, laundry, parking, and gratuities. Additionally, you shall be reimbursed for fees and expenses of attorneys, accountants and other professionals hired by you (“Professional Fees”), however, such Professional Fees shall not exceed $10,000 without the prior written approval of the individual executing this Agreement on Providence’s behalf or his or her successor. If a Company provides Company credit cards to senior officers for business expenses, you will be provided with the same benefit.

5.     Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

6.     Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees.

7.     Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

8.     Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO although (i) the letter dated November 9, 2017 regarding your confidentiality obligations shall continue pursuant to its terms; (ii) the Indemnification Agreement dated November 14, 2017 shall continue in full force and effect with respect to any acts or omissions or alleged acts or omissions of you or Carter Pate, LLC pursuant to the Independent Contractor Agreement with the Company dated November 10, 2017 (“Consulting Agreement”); and (iii) the compensation and expenses due under the Consulting Agreement shall be promptly paid by the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the lead independent director of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Fairfield County, Connecticut.

Sincerely,

PROVIDENCE SERVICE CORPORATION

By: /s/ Christopher S. Shackelton

Title: Chairman of the Board of Directors

I have read and accept this employment offer and this Agreement:

/s/ Carter Pate

Carter Pate

Dated: November 15, 2017